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                                                                 EXHIBIT 10 (aa)



                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT (the "Agreement"), made as of the 1st day of November, 1999 between ESCO ELECTRONICS CORPORATION, a Missouri corporation ("Company" or "ESCO") and Dennis J. Moore, (the "Executive").

                                WITNESSETH THAT:
WHEREAS, the Executive has been elected by the Board of Directors of the Company to the positions of Chairman, President, and Chief Executive Officer of the Company; and

         WHEREAS, the Executive possesses executive skills and experience which the Company believes are of substantial value and importance to the success of the Company's business operations; and

         WHEREAS, the Company wishes to retain the benefit of the services of the Executive in connection with the conduct of its business; and

         WHEREAS, the Executive is willing to render service on the terms hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows.

         1. TERM. This Agreement shall commence effective as of November 1, 1999, and shall continue until November 1, 2003, or such shorter period as may be mutually agreed upon subject to the termination provisions of this Agreement.

         2. DUTIES. The Executive shall perform such duties normally associated with the office(s) of Chairman, President and CEO and such other duties assigned to him by the Board of Directors of the Company.


         3. SALARY. The Executive shall be paid an annual salary of not less than Four hundred and twenty-five thousand dollars ($425,000) during the term of this Agreement, increased in accordance with the normal practices of the Company.


         4. BONUS. The Executive shall be eligible to receive an annual bonus during the term of this Agreement upon achieving performance goals determined by the Human Resources and Ethics Committee of the Board of Directors of the Company ("Committee") in accordance with and subject to the terms of the Company's Performance Compensation Plan ("PCP"), as in effect from time to time.


         5. OTHER INCENTIVE COMPENSATION. During the term of this Agreement, the Executive shall be entitled to participate in any stock options, restricted share awards, performance shares and other executive compensation and benefits as the Committee shall, from time to time, determine in its discretion.




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         6.       WELFARE  BENEFITS. During the term of this Agreement, the
                  Executive shall be entitled to participate in such medical, dental, life insurance, long-term disability insurance, and other benefits which the Company provides from time to time to other senior executive officers.


         7. CLUB MEMBERSHIPS. The Company shall continue to pay the monthly dues and related fees for the Executive's membership in the clubs to which he belongs as of the date hereof.


         8. AUTOMOBILE. During the term of this Agreement, the Company shall continue to provide the Executive with an automobile in accordance with Company policy, as in effect from time to time.


         9. FINANCIAL PLANNING. During the term of this Agreement, the Company shall provide the Executive with financial planning assistance up to the maximum limits established by Company policy in effect from time to time.


         10.      TERMINATION OF EMPLOYMENT  IN CONNECTION WITH A CHANGE OF
                  CONTROL.   In recognition of the unique position of the
                  Executive as the Chairman, President and CEO of the Company, it is hereby acknowledged and agreed that a Change of Control as defined in the Company's Severance Plan (the "Severance Plan") would necessarily result in a "change in the [Executive's] . . . position or responsibilities (including reporting responsibilities)" representing a "reduction in his status, . . ., position or responsibilities as in effect immediately prior thereto" within the meaning of paragraph 3(c)(iii) of the Severance Plan. Consequently, the Executive may give a Notice of Termination in accordance with such Severance Plan based solely on the Change of Control, itself, on or before the effective date of any Change of Control, such notice to be effective on the effective date of the Change of Control. If such notice is given by the Executive, no further compensation or benefits of any kind shall be payable to him under this Agreement, but the Severance Plan Benefits shall be paid in accordance with the terms and conditions of paragraph 4(a) and the other provisions of the Severance Plan.


         11. TERMINATION OF EMPLOYMENT PRIOR TO TERMINATION IN CONNECTION WITH A CHANGE OF CONTROL. During the term of this Agreement, the Executive's employment may be terminated for any reason or no reason without cause, by ESCO upon written notice to the Executive. If the Executive is deceased, any sum payable under these termination provisions to the Executive and not otherwise directed by any plan referenced herein shall be paid to Executive's spouse, if any, and if none, to the beneficiary as designated in any records on file with ESCO Electronics Corporation Retirement Plan, or if none, to the Executive's estate.





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                  a.       Termination by the Company other than for Cause.


                           If, during the term of this Agreement, but under
                  circumstances not described in paragraph 10, above, the Executive's employment is terminated by the Company for reasons other than "Cause" (as hereinafter defined), then, provided Executive executes the Standard Severance Agreement and Release then in general use by ESCO for this purpose, the Executive shall receive the following:


                  1. The Company shall continue to pay the Executive his base salary at the rate in effect at the date of such termination of employment for 36 months following such termination ("Severance Period").


                  2. As a supplement to the payment of the Executive's base salary rate under subparagraph 1, above, the Company shall also pay the Executive his Average PCP Percentage (as hereinafter defined) for 36 months following such termination. For this purpose, his Average PCP Percentage shall be his average annual percentage (of base salary) under the Company's Performance Compensation Plan for the five consecutive fiscal years immediately preceding the fiscal year in which the termination occurs (disregarding the highest and lowest percentage).


                  3. At the time of such termination of employment, the Company shall pay the Executive the lump sum actuarial equivalent of a supplemental retirement benefit equal to the difference between (a) the amounts which would have been payable under any tax-qualified defined benefit retirement plan (and any non-qualified supplement to such plan) of ESCO's applicable to the Executive (collectively, the "Retirement Plan") if he had remained employed by the Company at his Base Salary and Average PCP rate for three years after the Date of Separation and (b) the amounts actually payable under the Retirement Plan.


                  4. If the Executive is eligible for participation in the Company's retiree medical plan, he shall participate therein in accordance with its terms; otherwise upon proper application by Executive and payment of the employee portion of the premium, the Company shall furnish Executive medical continuation in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); provided that during the period of his eligibility the Executive will pay only the rate which active employees pay for similar coverage for up to 18 months.


                  5. The Company shall continue to provide the Executive the financial planning services which the Company was providing at the date of such termination, until the federal income tax filing deadline for the Executive's third taxable year following the taxable year during which such termination occurs.


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                  6. The Executive's life insurance and long term disability benefits will terminate in accordance with the plans or policies in effect at the time of such termination of employment.


                  7. The Executive shall have the right to convert any split dollar life insurance policy on his life which is in effect at the date of such termination into an individual policy with the Executive as the sole owner of such policy, except that the Company shall be entitled to repayment of all premiums paid by the Company on such policy.


                  8. The Company shall continue to pay the Executive's club membership dues and related fees (which it is paying at the time of such termination) for 36 months following such termination, or until the Executive's death, if he dies during such 36 month period.


                  9. The Company shall continue to lease for the benefit of the Executive the automobile which is it leasing at the date of such termination, for 36 months following such termination or until the Executive's death if he dies during such 36 month period. Upon the expiration of such 36 month period, if the Executive is still alive, the Company shall purchase such automobile and transfer all right, title and interest in it to the Executive.


                  10. All outstanding stock options shall become fully vested and exercisable, all restricted shares shall become fully vested, and all awards outstanding under the Company's Performance Share Plan shall be considered fully earned and vested and shall be paid out and/or distributed upon such termination, in accordance with the terms of the plan(s).


                  11. The Company agrees to provide the Executive with Directors and Officers liability coverage during the Severance Period, and for five years thereafter, for covered actions through the date of Executive's separation from service subject to the insurance carrier's approval of such coverage.


         b.       Termination by the Company for Cause.


                  If during the term of this Agreement, the Executive's employment is terminated for "cause" (as hereafter defined), he shall receive his regular salary and benefits through the date of termination. All other benefits shall cease unless specifically otherwise provided by the benefit plan(s).


         For purposes of this Agreement, "Cause" shall mean:

                  1. Executive's willful and continued failure to substantially perform his duties (other than as a result of incapacity due to physical or mental condition), after a written demand for performance is delivered to Executive which specifically identifies the manner in which Executive has not substantially performed his duties; or

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                  2. Executive's disability or incapacity which extends for a period of nine consecutive months and which renders Executive, in the judgement of the Board, substantially unable to perform the services for which he has been employed, or

                  3. Executive's willful commission of misconduct which is materially injurious to the Company, monetarily or otherwise; provided that any material violation of paragraph 13 of this Agreement by Executive during his employment shall constitute willful misconduct without further proof of injury; or

                  4. conviction of Executive of a felony, or

                  5. a determination by the Board, after Executive has been given written notice of the meeting of such Board at which this question will be taken up and has had an opportunity to appear before the Board at such meeting and defend himself, that Executive has committed fraud, embezzlement, theft, or misappropriation against or from the Company; or

                  6. Executive's material breach of any provision of this Agreement.

For purposes of this paragraph 11, no act or failure to act shall be considered "willful" unless done or omitted to be done without good faith and without a reasonable belief that the act or omission was in the best interest of ESCO.

         c.       Termination by the Executive for Good Reason.

                           If, during the term of this Agreement, but under
                  circumstances not described in paragraph 10, above, the Executive terminates his employment for "Good Reasons" (as hereinafter defined), then, in addition to his regular salary and benefits through the date of termination, provided the Executive executes the Standard Severance Agreement and Release then in general use by ESCO for this purpose, the Executive shall receive the same benefits as if the Company had terminated him other than for Cause. "Good Reason" shall mean the occurrence of any one or more of the following events:

                  1. any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive and other than a failure to comply with paragraphs 3 through 9 hereof inclusive solely by reason of a reduction in compensation or benefits that applies to all Senior Management employees;

                  2. the Company's requiring the Executive to move his residence from the Greater St. Louis, Missouri area;

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                  3. The Company assigning duties to Executive which are,
                  expressly or in practical effect, a material and substantial demotion from or substantial reduction of Executive's present executive and/or managerial responsibilities, whether or not accompanied by a reduction in remuneration, provided the Executive has given not less than 30 days' written notice to the Board of Directors of ESCO; or

                  4. any purported termination by the Company of the Executive's employment otherwise than pursuant to a Change of Control or for Cause as expressly permitted by this Agreement.

         12. CONTINUED EMPLOYMENT NOT GUARANTEED. None of the provisions of this Agreement shall be construed as a guarantee of the Executive's continued employment nor shall they limit the ability of the Board of Directors of the Company to terminate the employment relationship at any time, with or without cause upon at least 30 days' advance written notice to the Executive. None of the provisions of this Agreement shall be construed as a guarantee on the part of the Executive that he will continue to perform services for the Company nor shall they limit the ability of the Executive to resign at any time upon at least 30 days' advance written notice to the Company.

         13. CONFIDENTIAL INFORMATION; COMPANY PROPERTY; NONSOLICITATION; COMPANY INTERESTS. By and in consideration of the mutual promises contained herein, and the compensation and benefits to be provided by the Company hereunder, the Executive agrees that:

                  (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company and will not, during the period of his employment disclose to anyone, directly or indirectly, any trade secret or confidential information regarding the business of ESCO Electronics Corporation or any subsidiary company, including without limitation such information referred to in paragraph 13(d) hereof. Confidential Information for this purpose shall include, but not be limited to, trade secrets, audit information, ethics investigation information, product information, engineering information, manufacturing information, customer lists, employees, Company policies and procedures, bidding and proposal information or strategy, product cost or pricing information, any employee's compensation, benefits or skills and specialties and financial information, all (i) obtained by the Executive during his employment by the Company, and (ii) not otherwise public knowledge (other than because of an unauthorized act by the Executive or another individual). Upon the termination of employment, the Executive will return to the Company all such Confidential Information in his position which is in written, tangible, electronic, magnetic, or other reproducible form without retaining any copies thereof. After termination of employment, the Executive shall not communicate or divulge such Confidential Information to anyone except
                       (a) an authorized representative of the Company, or (b) to someone else when compelled by an order or subpoena of a court or


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                       other governmental body after at least two (2) weeks
                       prior written notice to the Company, if possible, and if such written notice is not possible, then with as much written or oral notice as is possible under the circumstances.

                  (b) Except as expressly provided herein, promptly following the Executive's termination of employment, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive's possession or under his control or to which he has access nor shall he attempt to reproduce or have reproduced any such property, except that the Executive may retain his diaries, Rolodexes, and calendars.

                  (c) During the period commencing on the date hereof through the Severance Period, the Executive will not solicit or otherwise induce any employee of the Company or any Company Affiliate to leave the employ of the Company or such Company Affiliate or to become associated, whether as an employee, officer, partner, director, consultant or otherwise, with any business organization.

                  (d) Executive will not, during the period of his employment and for a period of three (3) years from the date he ceases to be employed by the Company directly or indirectly, either for himself or for any other person, divert or take away or attempt to divert or take away (call on or solicit or attempt to call on or solicit) any of the Company's customers or distributors, including, but not limited to, those with whom he became acquainted while employed as an Executive for the Company. The Executive specifically agrees that the three (3) year period is reasonable.

                       If the Executive fails to comply with any of his undertakings hereunder except as otherwise required by law, no further payments or contracted benefits shall be provided to or in respect of the Executive by the Company pursuant to this Agreement or otherwise. The provisions of paragraph 14 shall not apply to any alleged violations of this paragraph and the Company shall be entitled to obtain temporary and permanent injunctive relief, as well as damages, for any violation of the provisions of this paragraph by Executive.

         14. ENFORCEMENT - ARBITRATION. Except as provided in paragraph 13, any controversy or claim arising out of or relating to the application, interpretation or enforcement of this Agreement, and any claim of every nature and description by the Executive against the Company and/or any of its parent, subsidiary, affiliated entities, corporation, partnerships, and their members, officers, directors, managers, partners, employees, fiduciaries, administrators, agents or attorneys or by the Company against the Executive which cannot be settled by negotiation of the parties, including, but not limited to, any and all claims arising subsequent to the date of this Agreement under each of the statutes, common law, contractual and other authorities enumerated in Exhibit A, attached hereto and made a part thereof, shall be settled by final and binding arbitration administered by the

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                  American Arbitration Association ("Association") under its
                  Employment Dispute Resolution Rules (as amended and effective on November 1, 1993, subject to the then-current fees) and judgement on the award rendered by the arbitration may be entered in any court having jurisdiction thereof subject to the following provisions, except as otherwise mutually agreed by the parties with respect to a particular dispute or provision at the time:

                  a. If the parties cannot agree upon an arbitrator, a seven-person panel shall be submitted to the parties by the Association. If there is a non-selection of the first such panel, the Association shall submit a second seven-person panel to the parties. If there is still a non-selection, the Association shall then appoint a single arbitrator in accordance with its rules subject to each party's objection for cause, and if the claim involves an alleged statutory violation, the arbitrator shall be an attorney.

                  b. The initiating party shall pay one-half of the administrative fee(s) and the defending party shall pay one-half of such fee(s).

                  c. Each party may take two (2) depositions and the deposition of any expert as a matter or right, and the parties may engage in additional prehearing discovery only for good cause shown to the arbitrator. Any documents to be introduced in evidence and any documents subpoenaed, as well as a list of all witnesses to be called, shall be submitted to the other party at least thirty (30) days prior to the initial hearing date unless the arbitrator otherwise orders.

                  d. Any hearing shall be recorded by a professional reporter. Each party shall have at least thirty (30) days to submit post-hearing briefs, and the hearing shall not be deemed closed until after the date for submission of such briefs. Any extensions are subject to the control of the arbitrator.

                  e. The arbitration provisions of this Agreement shall not apply to any claims by the Executive for benefits if they are not payable by the Company or if there is another final and binding dispute resolution in the plan, for Workers' Compensation or unemployment compensation or as excluded in paragraph 13, hereof.

                  f. Notice of any claim must be given by the aggrieved party in writing to the other party within six (6) months of the date the aggrieved party first has knowledge of the event, or should have knowledge of the event giving rise to the claim; otherwise, the claim shall be void and deemed waived even if there is a federal or state statute of limitations which would have given more time to pursue the claim. The written notice shall identify and describe the nature of each claim asserted, the statutes, regulation, Agreement provision or other authority on which it is based and a brief statement of the facts supporting such claim. The notice

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                  shall be sent by certified mail to the last address supplied in writing by the other party.

                  g. The arbitrator acting under this Agreement may award damages, and any other relief (s)he deems just and proper which is provided in any statute applicable to the claim, including attorney's fees. The decision of the arbitrator shall be final and binding on all parties and anyone claiming by or through them. The remedy provided in this paragraph 14 shall be the exclusive remedy for all unsettled disputes between the parties except those specifically excepted in subparagraph e. above.

         15. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of the Executive and shall be binding upon the Company, and its successors and assigns.

         16. AMENDMENT. This Agreement may be amended by mutual written agreement of the parties. The parties also recognize the possibility of circumstances arising in which this Agreement would be terminated by mutual written agreement without terminating Executive's employment.

         17. GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Missouri, excluding Missouri's choice of law rules, and except to the extent governed by federal law.


         18. CONSULTANT SERVICES. The Company may ask the Executive to serve as a consultant to the Company from time to time after the Executive's employment ceases. Until October 1, 2003, the Executive agrees to perform such consulting services as part of this Agreement and recognizes that this Agreement covers such consulting services up to a maximum of 30 hours per month without any additional compensation other than as provided herein.


         IN WITNESS WHEREOF, the foregoing Agreement has been executed effective as of November 1, 1999.




    /s/ DENNIS J. MOORE
______________________________              ESCO ELECTRONICS CORPORATION
Dennis J. Moore

      1 NOV '99                               /s/ V.L. Richey
Date:__________________________         By:_____________________________________

                                                  VP Administration
                                        Title:__________________________________




                                                  1 NOV 99
                                        Date: ___________________

528523

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                        EXHIBIT A TO EMPLOYMENT AGREEMENT


o    Title VII of the Civil Rights Act of 1964, as amended.
o Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act).
o    The Civil Rights Acts of 1866, 1870 and 1871.
o    The Civil Rights Act of 1991.
o Fair Labor Standards Acts, as amended, (including Walsh-Healey, Davis-Bacon, and Service Contracts Acts) and any state labor standards acts.
o    Occupational Safety and Health Act
o    Employee Polygraph Protection Act
o    Worker Adjustment and Retraining Notification Act
o    Family and Medical Leave Act
o    The United States and Missouri Constitutions.
o    National Labor Relations Act, as amended.
o    Employee Retirement Income Security Act, as amended.
o    Americans with Disabilities Act.
o    Family and Medical Leave Act.
o    Missouri Human Rights Act.
o    Missouri Service Letter Statute.
o    Missouri Final Pay Act
o All other common law and federal, state and local civil rights acts, acts regulating any term, condition, or privilege of employment, acts regulating the employment or reemployment of veterans or privacy rights, and all other regulations, orders and executive orders relating to any term, condition or privilege of employment.
o    This Agreement and all other contractual rights
o Benefits payable by the Company and for which there is not another final and binding dispute resolution procedure provided in the plan, after exhaustion of any other such procedure.

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